As filed with the Securities and Exchange Commission on May 14, 2009
811-
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

               The  undersigned  investment  company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Van Kampen Debt Opportunity Fund

Address of Principal Business Office:

522 Fifth Avenue
New York, New York 10036

Telephone Number:

(800) 847-2424

Name and address of agent for service of process:

Stefanie V. Chang Yu
522 Fifth Avenue
New York, New York 10036

Check Appropriate Box:

Registrant is filing a Registration Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940 concurrently with the filing of Form N-8A:  YES [ X ]      NO [   ]

SIGNATURE

Pursuant to the  requirements of the Investment  Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York in the State of New York on the 14th day of May, 2009.

VAN KAMPEN DEBT OPPORTUNITY FUND

By:	/s/ Edward C. Wood III
Edward C. Wood III
President and Chief Executive Officer

Attest:	/s/ Stefanie V. Chang Yu
Stefanie V. Chang Yu
Secretary